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                                                                    EXHIBIT 99.5
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                    [LETTERHEAD OF CRESCENT BANKING COMPANY]


To Our Shareholders:

  Your Directors are pleased to announce the opportunity for you to participate in the Crescent Banking Company Dividend Reinvestment and Stock Purchase Plan. The Plan will allow you to conveniently invest in or increase your shareholdings in Crescent Banking Company through long-term investment program. By taking part in the plan, we will automatically reinvest all your dividends in additional shares of our common stock. All of our Directors have indicated that they will participate in the Plan.

     The Plan has many benefits to you as a shareholder, including:

     . You can conveniently increase your ownership of our common stock by automatically reinvesting your cash dividends.

     . You may add further to your investment in our common stock by making optional cash contributions to the Plan of as little as $50 or as much as $2,500 per month, which will be used to purchase additional shares.

     .  You pay no personal brokerage fees for shares purchased through the Plan
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        with reinvested dividends or optional cash investments.
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     .  Your enrollment in the plan is free.

     . You can hold and transfer your shares under the Plan without holding or delivering paper certificates.

     The Company will also benefit significantly from your participation in the Plan. The most significant benefit is our ability to raise capital to continue to support our growth and expansion.

     We are pleased to make the Plan available to you, and we welcome and encourage your participation. Complete details of the services and benefits to you are explained in the enclosed Plan brochure.

     Please carefully read and review the enclosed materials, and, if you have any questions about the Plan, please call us at 706-692-2424 or 800-872-7941 and we will be glad to help you.

                                  Sincerely,

                                  /s/ J. Donald Boggus, Jr.

                                  J. Donald Boggus, Jr.
                                  President and CEO